ARTICLES OF AMENDMENT
                                     TO THE
                            ARTICLES OF INCORPORATION
                                       OF
                       COMMERCIAL ACQUISITIONS CORPORATION


     Pursuant to the provisions of the Colorado Business Corporation Act, the undersigned corporation adopts the following Articles of Amendment to its Articles of Incorporation:

     FIRST: The name of the corporation is Commercial Acquisitions Corporation.

     SECOND: The following amendment to the Articles of Incorporation was duly adopted by the directors on June 6, 1997, in accordance with Section 7-106-102 of the Colorado Business Corporation Act.

          The second paragraph of Article Second of the Articles of Incorporation which begins by stating "137,500 shares of the corporation's preferred stock shall consist of Series 1325 East 16th Avenue 9% Convertible Cumulative Preferred Stock . . . " is amended by deleting the figure 137,500 from the beginning of the sentence thereof and substituting the figure 144,650 therefor.

Dated:   June 6, 1997.
                                    COMMERCIAL ACQUISITIONS CORPORATION,
                                    a Colorado corporation



                                    By: /s/ David J. Clamage
                                        ----------------------------------------
                                        David J. Clamage, Chairman of the Board